UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2026

M EVO GLOBAL ACQUISITION CORP II

(Exact name of registrant as specified in its charter)

Cayman Islands	001-43089	N/A
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2727 LBJ Freeway, Suite 1010, Farmers Branch, TX 75234

(Address of principal executive offices, including zip code)

(214) 775-0614

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one Redeemable Warrant	MEVOU	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.0001 per share	MEVO	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share	MEVOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Richard Majlinder as Director

On October 6, 2026, the Board of Directors (the “Board”) of M Evo Global Acquisition Corp II (the “Company”) appointed Richard Majlinder (“Mr. Majlinder”) as a director of the Company, effective immediately, to fill the vacancy on the Board. Mr. Majlinder will serve as a member of the third class of directors, whose term will expire at the third annual general meeting of the Company. The Board has determined that Mr. Majlinder qualifies as independent under the Nasdaq listing standards and is an “audit committee financial expert.” Mr. Majlinder has been appointed to serve on the Audit Committee and the Compensation Committee of the Board.

Mr. Majlinder, age 54, has served as Director and Chief Investment Officer of Maranello Capital, an Australian private wealth fund, since 2020. He has served as a director of Kallipr Holdings since 2018. Since 2020, he has served as a non-executive director of Stanmore Resources Limited, where he is chair of the Audit & Risk Committee and a member of the Remuneration and Nominations Committee. Since 2023, he has served as a non-executive director of Optical Fibre Systems and Alii Technologies.

From 2016 to 2020, Mr. Majlinder served as Chief Commercial Officer of Madison Group Enterprises. Prior to 2016, he held several roles at PwC Australia, including Partner leading PwC Private Clients’ Advisory practice in Brisbane and Principal/Director leading mergers and acquisitions assignments, financial due diligence, IPOs and capital raisings, and business valuations. Before that, he served as Head of Finance, Ventures & Business Development of Walt Disney Television in London.

Mr. Majlinder is a Fellow of the Institute of Chartered Accountants in England and Wales, a member of the Institute of Chartered Accountants in Australia and New Zealand and a member of the Australian Institute of Company Directors. He holds a BSc (Econ) Hons from the London School of Economics.

There are no family relationships between Mr. Majlinder and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Majlinder and any other person pursuant to which he was selected to serve as a director of the Company. There are no transactions between Mr. Majlinder and the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Majlinder’s appointment, the Company has entered into a letter agreement (the “Letter Agreement”) and an indemnity agreement (the “Indemnity Agreement”) with Mr. Majlinder, each dated October 12, 2026. The Letter Agreement incorporates certain terms and conditions of the Company’s letter agreement dated January 29, 2026 (the “Existing Letter Agreement”), to provide that Mr. Majlinder has substantially the same rights and obligations as certain other directors under that agreement. The Indemnity Agreement incorporates certain terms and conditions of the Company’s indemnity agreement dated January 29, 2026 (the “Existing Indemnity Agreement” and, together with the Existing Letter Agreement, the “Existing Agreements”), to provide that Mr. Majlinder has substantially the same rights and obligations as certain other directors under that agreement. The Existing Agreements were filed as Exhibits 10.2 and 10.9, respectively, to the Company’s Current Report on Form 8-K filed on February 3, 2026.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the Letter Agreement and the Indemnity Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated October 12, 2026, between M Evo Global Acquisition Corp II and Richard Majlinder.
10.2	Indemnity Agreement, dated October 12, 2026, between M Evo Global Acquisition Corp II and Richard Majlinder.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M EVO GLOBAL ACQUISITION CORP II

Date: October 13, 2026	By:	/s/ Ashley Zumwalt-Forbes
	Name:	Ashley Zumwalt-Forbes
	Title:	Chief Executive Officer

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